UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 30, 2010

Irvine Sensors Corporation
 (Exact name of registrant as specified in its charter)

Delaware	001-08402	33-0280334
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3001 Red Hill Avenue, Costa Mesa, California	92626
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (714) 549-8211

N/A
(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.
On September 30, 2010, Irvine Sensors Corporation (the “Company”) entered into an agreement (the “Agreement”) effective September 29, 2010 with its senior lender, Longview Fund, L.P. (“Longview”), pursuant to which Longview and the Company (i) amended certain provisions of that certain Secured Promissory Note issued July 19, 2007 (the “Secured Note”) by the Company pursuant to a Loan Agreement dated as of July 19, 2007 (the “Loan Agreement”) and (ii) cancelled that certain Contingent Secured Promissory Note (Buyout) issued November 28, 2007 (the “Contingent Note”) by the Company. The Agreement was entered into in consideration of the mutual covenants and other agreements contained therein and the payment by the Company of $10,000 to Longview. Pursuant to the Agreement, the Principal Amount and interest due on the Secured Note shall be due and payable on the earlier of (i) December 31, 2010 and (ii) the date on which the Company has raised gross proceeds in the aggregate of $1,500,000 or more from one or more closings of equity and debt financings after the date of the Agreement, subject to acceleration as described in the Secured Note, Loan Agreement and other agreements made in connection therewith. Under the Agreement, Longview also waived any and all rights it may have had under the Contingent Note, and the Contingent Note was deemed cancelled, null and void ab initio. This summary is qualified in its entirety by reference to the Agreement attached hereto as Exhibit 10.1.

Item 9.01	Financial Statements and Exhibits.

Exhibit No.	Description of Exhibit

10.1	Agreement Amending July 2007 Promissory Note and Cancelling Contingent Secured Promissory Note

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IRVINE SENSORS CORPORATION
(Registrant)
Dated: October 5, 2010	/s/ JOHN J. STUART, JR.
John J. Stuart, Jr.
Senior Vice President and Chief Financial Officer